Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) of ConversionPoint Holdings, Inc. and to the incorporation by reference therein of our reports dated March 15, 2019 and February 8, 2018 with respect to the consolidated financial statements of Inuvo, Inc. included in its Annual Reports (Form 10-K) for the years ended December 31, 2018 and 2017 and December 31, 2017 and 2016, respectively, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

April 29, 2019
Clearwater, Florida